Consent of Independent Auditors


The Board of Trustees
Julius Baer Investment Funds:

We consent to the use or our report dated December 10, 1999 incorporated herein by reference for the Julius Baer Global Income Fund and Julius Baer International Equity Fund, portfolios of Julius Baer Investment Funds and to the reference to our Firm under the heading "Independent Auditors" in the statement of additional information.



Boston, Massachusetts
January 28, 2000